Exhibit 10.02

June 12, 2019

Mark A. McKechnie
[Address]

Dear Mark:

We are pleased to set forth the terms of your continuing employment in the full-time position of Vice President of Finance of ACM Research, Inc. (“ACM”), reporting to ACM’s Chief Executive Officer and President (the “CEO”) and Board of Directors (the “Board”). We are excited about the prospect of having you continue as a member of our team.

1.          Position and Duties.

(a)          As Vice President of Finance of ACM, you will continue to undertake and assume the responsibilities, and have those powers and authorities, customarily associated with the position of Vice President of Finance. You agree that you will devote your full working time and efforts to the performance of your duties on behalf of ACM and will comply with the written policies of ACM and the directions of the CEO and the Board. On or before December 31, 2019, the Board, in its sole discretion, will determine, based upon your performance of your duties as Vice President of Finance, whether to appoint you to the position of Chief Financial Officer of ACM. Your total compensation and employment contract will be adjusted and mutually agreed at that time to reflect the expanded responsibilities.

(b)          Notwithstanding the foregoing, ACM agrees that you may (i) serve on corporate, trade group, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions or programs, and (iii) passively invest personally in any business in a private capacity where no conflict of interest exists between such investment and the business of ACM, so long as such activities described in clauses (i) through (iii) do not, whether individually or in the aggregate, interfere with your performance of your obligations under this offer letter.

2.          Start Date and Compensation.

(a)          Your salary will be at an initial monthly rate of US$18,750.00 (an annualized rate of US$225,000.00), paid in accordance with such customary payroll practices of ACM as are established or modified from time to time, except that two-thirds of your salary shall be paid in U.S. dollars and one-third of your salary shall be paid in Chinese Renminbi, in such manner as you and ACM shall agree.

(b)          You will be entitled to receive a cash bonus as follows:

(i)          For purposes of this paragraph 2(b):

(A)	“Qualifying Offering” has the meaning set forth in Schedule I hereto; and

(B)
“Unaffiliated Gross Proceeds” means gross proceeds from sales of Shares to persons or entities other than any person or entity who (A) purchased shares of ACM common stock prior to November 7, 2017, (B) purchased Shares in the concurrent private placements completed on November 7, 2017, (C) is an officer or other employee of ACM or any of its subsidiaries, (D) is a member of the board of directors or advisory board of ACM, or (E) is an affiliate of any of the foregoing.

(ii)          If the firm-commitment portion of a Qualifying Offering is closed by December 31, 2019 and you continue to be employed by ACM as of the date of such closing, then you will be entitled to receive, within 15 days after closing, a cash bonus in the amount of 0.5% of the aggregate Unaffiliated Gross Proceeds received by ACM upon (A) the closing of the firm-commitment portion of the Qualifying Offering and (B) one or more closings held by January 31, 2020 for sales of Shares by ACM pursuant to an over-allotment option granted to the underwriters of such Qualifying Offering.

(iii)          If a Qualifying Offering is not closed by December 31, 2019 and either (A) the lead underwriter of a proposed Qualifying Offering has advised ACM that market conditions were the reason a Qualifying Offering was not closed by December 31, 2019 or (B) ACM’s total revenue for 2019 is less than $100,000,000, then the Board will consider and determine, in its discretion, whether to continue to seek to complete a Qualifying Offering and, if so, whether to extend the timeline of your bonus agreement in paragraph 2(b)(ii) from December 31, 2019 to a date no later than March 29, 2020.

(c)          ACM will pay or reimburse you for reasonable non-air travel and for entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties as Vice President of Finance in accordance with ACM's policies and practices as in effect from time to time. In addition, ACM will pay to you:

(i)	on the last day of each calendar month, a total of RMB6,000 (or, for the first and last month of employment, a pro rata portion thereof) for expenses associated with rental housing in Shanghai; and

(ii)
upon request made in connection with your booking of round-trip airline tickets for your travel between the United States and Shanghai for non-business purposes, the cost to you of such ticket (booked in accordance with ACM’s travel policies and practices as in effect from time to time) of up to two such tickets in 2019 and up to three such tickets in each succeeding calendar year.

All expense reimbursements shall be subject to ACM’s expense reimbursement policies and practices as in effect from time to time.

3.          Benefits. You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to, other similarly situated ACM employees. In addition, ACM agrees that it will obtain supplemental insurance in the United States for your benefit for any health-related costs you incur, including those incurred in order to utilize the services of a health care provider in the United States of your choice, to the extent such costs are not covered by ACM’s benefit plans. Your participation in ACM’s benefits plans will be subject to (a) the terms and conditions of the applicable plan documents, (b) generally applicable ACM policies, and (c) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, each such plan. ACM may alter, add to, modify or delete its employee benefits plans at any time it determines in its sole judgment to be appropriate. You will be entitled, in addition to the holidays during which ACM is closed and for which ACM employees are paid, to fifteen days of paid vacation for each full calendar year of employment with ACM, to be accrued and subject to ACM’s vacation policies and practices as in effect from time to time.

4.          At-Will Employment. Your employment with ACM will be on an “at-will” basis, which means that either you or ACM may terminate the employment relationship at any time, for any or no reason, with or without cause, and with or without prior notice. Notwithstanding the preceding sentence, this offer letter is intended to create a binding agreement of the parties regarding the employment relationship, including the benefits and stock rights described in this offer letter.

5.          Severance. If your employment is terminated by ACM other than for Cause (as defined below) prior to December 31, 2019, then you will be entitled to receive

(a)	within 15 days after termination, a payment in cash equal to $56,250 less the amount of any bonus paid to you pursuant to paragraph 2(b); and

(b)
to the extent available under ACM’s medical plan, an extension of medical benefits (including, if so available, spousal or family coverage for which you are enrolled as of the date of termination) for six months in the form of COBRA reimbursements.

For these purposes, “Cause” means the occurrence of any of the following events: (i) you being convicted of any felony or any crime involving fraud, dishonesty or moral turpitude; (ii) your theft or embezzlement of funds of ACM or any of its subsidiaries; (iii) your material violation of a material term of this offer letter, the Invention and Non-Disclosure Agreement referenced in paragraph 8, any policy of ACM of which you had been provided notice, or any statutory duty owed to ACM; (iv) your unauthorized use or disclosure of confidential information or trade secrets that causes material harm to ACM; or (v) your gross misconduct that causes material harm to ACM.

6.          Indemnification. You will be entitled to indemnification to the fullest extent permitted by Delaware law and subject to ACM’s certificate of incorporation and bylaws, as amended and/or restated from time to time. Your existing Indemnification Agreement with ACM, dated July 9, 2018, shall continue in full force and effect after the date hereof, in accordance with its terms.

7.          No Further Obligations/Taxes. Except as set forth in this offer letter or other applicable agreements, ACM will have no other obligations to you upon the cessation of your employment other than payment for (a) any accrued but unused vacation through the termination date, (b) reimbursement for any outstanding business or other expenses reimbursable as expressly set forth in this offer letter, subject to this offer letter and ACM’s reimbursement policies and practices as then in effect, and (c) any other compensation, bonus and benefits earned but not yet received by you, subject to any applicable benefit plans, policies or practices. All payments and benefits described in this offer letter will be subject to applicable tax withholdings.

8.          No Conflicting Obligations/Invention and Non-Disclosure Agreement. You hereby verify that the performance of your duties as Vice President of Finance of ACM does not and will not breach any agreement entered into by you prior to employment with ACM (that is, you have not entered into any agreements with previous employers or other third parties that are in conflict with your obligations to ACM). Your existing Invention and Non-Disclosure Agreement, dated July 9, 2018, in favor of ACM, shall continue in full force and effect after the date hereof, in accordance with its terms.

9.          Arbitration.

(a)          To the fullest extent permitted by applicable law, all disputes, controversies, or claims between you and ACM whether arising prior to your employment with ACM, during employment, or after termination of your employment, including the construction or application of the terms of this offer letter and whether any dispute, controversy or claim is subject to arbitration hereunder, will be resolved by binding arbitration governed by the Federal Arbitration Act, in accordance with the substantive laws of the State of California for agreements made and to be performed in California. The arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules and Procedures (the “Rules”) as then in effect, except as otherwise provided herein. A current copy of the Rules, including any modifications to the Rules, can be reviewed at https://www.jamsadr.com/rules-employment-arbitration/. By signing this offer letter, you confirm that you can and are able to access the Rules such that appending them to this offer letter is not necessary and that failing to append them will not affect enforceability of this offer letter. The arbitration procedures described herein apply to all disputes between you and ACM.

(b)          The disputes covered by this arbitration provision include claims of breach of contract (express or implied), wrongful termination, harassment, discrimination (including race, color, religion, sex, national origin, age, disability, sexual orientation, marital status and pregnancy), violation of public policy, compensation and benefits claims, tort claims, such as defamation, fraud and invasion of privacy, unfair competition, misappropriation of trade secrets and claims for violation of any federal, state or local law, statute, regulation or ordinance, including the Fair Employment and Housing Act of the State of California, the California Labor Code, the California Wage Orders, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Family Rights Act, the Equal Pay Act and the Employee Retirement Income Security Act (ERISA).

(c)          Notwithstanding the foregoing, these arbitration procedures do not apply to Workers' Compensation claims, to any claims or charges that may be filed under the National Labor Relations Act, Employment Development Department claims, or any claims that may not be subject to resolution by binding arbitration under state or federal law. In addition, nothing herein shall prevent you from filing and pursuing proceedings before the California Department of Fair Employment and Housing, or the United States Equal Employment Opportunity Commission (although if such a claim is pursued following the exhaustion of such administrative remedies, that claim would be subject to these arbitration provisions). Further, if either party’s claim is within the jurisdictional limit of the small claims court at the time of filing the claim (currently $10,000), the party asserting such claim may opt out of these arbitration procedures and elect to pursue the claim in small claims court.

(d)          Any arbitration will be held in San Jose, California, before one independent and neutral arbitrator selected by the parties or appointed per the Rules. Consistent with the efficiencies of arbitration, the arbitrator may allow for the hearing of any motions, including motions for summary judgment or summary adjudication of any claims being pursued by you or ACM. Resolution of the dispute will be based solely upon the law governing the claims and defenses pleaded. Fees and costs charged by JAMS or the arbitrator will be borne by ACM, except if you initiate arbitration, you will be required to pay an arbitration fee equivalent to the cost of filing a civil complaint in the Superior Court of the County in which the arbitration is to occur to the extent such payment can be made without rendering this Section 9 unenforceable. Nothing herein, however, will preclude the arbitrator from awarding fees and costs at the conclusion of the arbitration in accordance with law or contract.

(e)          The parties will be entitled to discovery reasonably sufficient to adequately arbitrate the claims and defenses, including access to essential documents and witnesses. The arbitrator will have the power to grant any relief to the parties that they would otherwise have available to them in a court of law, including an award of monetary damages, temporary, preliminary or permanent injunctive relief, or any extraordinary relief where necessary and appropriate. The arbitrator will issue a written arbitration decision that will reveal the essential findings and conclusions on which the award is based. Subject to limited judicial review as may be required by law for binding arbitrations, the award of the arbitrator will be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

(f)          Except as otherwise required under applicable law,

(i)	you and ACM expressly intend and agree that class action and representative action procedures will not be asserted, nor will they apply, in any arbitration pursuant to this provision;

(ii)	you and ACM agree that each will not assert class action or representative action claims against the other in arbitration or otherwise; and

(iii)	you and ACM will only submit your own, individual claims in arbitration and will not seek to represent the interests of any other person or entity.

(g)          Any demand for arbitration must be in writing and made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such claim, dispute or other matter would be barred by the applicable statute of limitations. EACH OF YOU AND ACM KNOWINGLY WAIVES THE RIGHT TO A JURY TRIAL.

10.          Miscellaneous.

(a)          This offer letter, together with the Indemnification Agreement referenced in paragraph 6 and the Invention and Non-Disclosure Agreement referenced in paragraph 8, set forth the complete and sole understanding regarding the terms of your employment and supersede any and all other agreements, negotiations, discussions, proposals or understandings, whether oral or written, previously entered into, discussed or considered by the parties. This letter may not be modified except by a written agreement signed by you and approved by the Board.

(b)          This offer letter may not be amended or modified except by a written agreement signed by you and duly authorized officers (other than you) of ACM.

(c)          This offer letter shall be governed by and construed in accordance with the laws of the State of California (without reference to the conflicts of laws provisions thereof).

(d)          This offer letter may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e)          For purposes of this offer letter, (i) headings used in this offer letter are for convenience of reference only and shall not, for any purpose, be deemed a part of this offer letter and (ii) the words “include” and “including” shall not be construed so as to exclude any other thing not referred to or described.

Sincerely,

/s/ David H. Wang
David H. Wang
Chief Executive Officer and President

Accepted and Agreed:

/s/ Mark A. McKechnie
Mark A. McKechnie